News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS 2014 FOURTH QUARTER
AND FULL YEAR RESULTS

Philadelphia, PA - February 9, 2015. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter ended December 31, 2014.

2014 Highlights

•	Full year income per diluted share $2.79 versus $2.30 in 2014; before certain items $3.41 versus $2.99

•	Q4 income per diluted share $0.09 versus $0.36 in 2013; before certain items $0.48 in both 2014 and 2013

•	Full year free cash flow of $612 million; $1.25 billion in 2014 and 2013

•	Completed Mivisa acquisition in April 2014

•	Entered into a definitive agreement to acquire EMPAQUE in September 2014

Twelve Month Results
For the full year, net sales grew to $9,097 million compared to $8,656 million in 2013, primarily due to the impact of the Mivisa acquisition and increased global beverage can volumes, partially offset by $52 million of unfavorable currency translation.

Gross profit for 2014 rose to $1,382 million versus $1,342 million in 2013 primarily reflecting the impact of the Mivisa acquisition.

Selling and administrative expense for 2014 decreased to $398 million from $425 million as the 2013 expense included charges to reserve for outstanding receivable balances due from two food can customers.

Segment income (a non-GAAP measure) in 2014 grew to $1,004 million from $917 million in 2013 primarily due to contributions from the Mivisa acquisition and lower selling and administrative expense.

Commenting on the year, John W. Conway, Chairman and Chief Executive Officer, stated, “We had an excellent 2014 in spite of challenges in certain of our markets. Net sales grew 5% compared to 2013, segment income increased 9% and net income per diluted share before certain items rose 14%. For the second year in a row, we generated more than $600 million in free cash flow, making solid progress toward our deleveraging goals following the Mivisa acquisition. We experienced global volume growth in food cans, food closures, and beverage cans. In addition to the acquisition of Mivisa, the harvest season was favorable in both North America and Europe, boosting food can shipments. In beverage cans, demand was robust throughout our developing market portfolio and was particularly strong in Brazil, Southeast Asia and Turkey.

“Looking ahead to 2015, in addition to anticipated continued global beverage can growth, we are pleased that the integration of Mivisa is proceeding as expected and that we will benefit from a full year of these very efficient operations. We are also looking forward to completing the acquisition of EMPAQUE, a leading Mexican manufacturer of aluminum cans and ends, bottle caps and glass bottles for the beverage industry, from Heineken N.V. This acquisition will significantly enhance Crown’s overall position in beverage cans, as Mexico represents an important and expanding market for both beer and non-alcoholic beverages.”

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Interest expense for 2014 was $253 million compared to $236 million in 2013, primarily reflecting higher average debt outstanding from the Mivisa acquisition.

Net income attributable to Crown Holdings for 2014 was $387 million compared to $324 million in 2013. Income per diluted share for 2014 was $2.79 compared to $2.30 last year. Net income per diluted share before certain items increased to $3.41 from $2.99 in 2013.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

The Company generated free cash flow of $612 million and $641 million, in 2014 and 2013 respectively.

In September 2014 the Company announced that it had entered into a definitive agreement to acquire Mexican beverage packaging company EMPAQUE in a transaction valued at $1.2 billion.

In April 2014, the Company completed its acquisition of Mivisa Envases, SAU, a leading Spanish manufacturer of two- and three-piece food cans and ends in a transaction valued at €1.2 billion.

Fourth Quarter Results
Net sales in the fourth quarter grew to $2,127 million over the $2,071 million in the fourth quarter of 2013, reflecting the impact of the Mivisa acquisition and increased beverage can volumes, partially offset by $90 million of unfavorable currency translation.

Fourth quarter gross profit increased to $287 million compared to $274 million in the 2013 fourth quarter, primarily due to improved results in the European Food and Americas Beverage segments offset by $13 million of unfavorable currency impact.

Selling and administrative expense decreased to $96 million in the fourth quarter of 2014 compared to $106 million in the prior year fourth quarter, including $5 million of decrease due to currency translation.

Segment income rose to $191 million in the fourth quarter compared to $168 million in the fourth quarter of 2013 as improved results in the European Food and Americas Beverage segments were offset by $8 million of unfavorable currency translation.

Interest expense was $65 million in the quarter compared to $57 in the prior year quarter primarily due to higher average debt outstanding from the Mivisa acquisition.

Net income attributable to Crown Holdings in the fourth quarter was $13 million compared to $49 million in the fourth quarter last year. Income per diluted share was $0.09 in the fourth quarter compared to $0.36 in the fourth quarter of 2013. Net income per diluted share before certain items was $0.48 in the fourth quarter of both 2014 and 2013.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Segment income is defined by the Company as gross profit excluding the impact of fair value adjustments to inventory acquired in an acquisition and the timing impact of hedge ineffectiveness, less selling and administrative expense. Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures and certain other items. In addition, the information presented regarding net income before certain items and income per diluted share before certain items does not conform to U.S. GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income,

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income per diluted share before certain items are useful in evaluating the Company’s operations. Segment income, free cash flow, net income before certain items and income per diluted share before certain items are derived from the Company’s Consolidated Statements of Operations and Cash Flows, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income per diluted share before certain items can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, February 10, 2015 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9237 or toll-free (888) 469-0976 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 17. The telephone numbers for the replay are (203) 369-3565 or toll free (800) 879-5816.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to generate free cash flow and reduce leverage, the level of global demand for beverage cans in 2015 and beyond, the Company’s ability to successfully integrate the operations of Mivisa, the efficiency and profitability of Mivisa’s operations, the Company’s ability to complete the EMPAQUE acquisition and successfully integrate its operations, and the future demand for beverage packaging in Mexico that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2013 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President Investor Relations and Corporate Affairs, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$2,127	$2,071	$9,097	$8,656

Cost of products sold	1,785	1,761	7,525	7,180
Depreciation and amortization	55	36	190	134
Gross profit (1)	287	274	1,382	1,342
Selling and administrative expense	96	106	398	425
Provision for asbestos	45	32	45	32
Restructuring and other	38	(5)	129	34
Foreign exchange	10	3	14	3
Interest expense	65	57	253	236
Interest income	(2)	(1)	(7)	(5)
Loss from early extinguishment of debt	—	3	34	41
Income before income taxes	35	79	516	576

Provision for/(benefit from) income taxes	(1)	2	41	148
Equity earnings	—	2	—	—
Net income	36	79	475	428

Net income attributable to noncontrolling interests	(23)	(30)	(88)	(104)
Net income attributable to Crown Holdings	$13	$49	$387	$324
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.09	$0.36	$2.82	$2.32
Diluted	$0.09	$0.36	$2.79	$2.30

Weighted average common shares outstanding:
Basic	137,451,835	136,569,737	137,225,058	139,500,185
Diluted	138,796,080	137,688,660	138,537,590	140,699,764
Actual common shares outstanding	139,000,471	138,207,889	139,000,471	138,207,889

(1)	A reconciliation from gross profit to segment income is found on the following page.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit excluding the impact of fair value adjustments to inventory acquired in an acquisition and the timing impact of hedge ineffectiveness, less selling and administrative expense. A reconciliation from gross profit to segment income for the three and twelve months ended December 31, 2014 and 2013 follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Gross profit	$287	$274	$1,382	$1,342
Fair value adjustment to inventory (1)	—	—	19	—
Impact of hedge ineffectiveness (1)	—	—	1	—
Selling and administrative expense	(96)	(106)	(398)	(425)
Segment income	$191	$168	$1,004	$917

(1) Included in cost of products sold

Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2014	2013	2014	2013

Americas Beverage	$622	$572	$2,335	$2,289
North America Food	181	193	809	845
European Beverage	350	387	1,708	1,731
European Food	482	402	2,197	1,751
Asia Pacific	302	312	1,226	1,189
Total reportable segments	1,937	1,866	8,275	7,805
Non-reportable segments	190	205	822	851
Total net sales	$2,127	$2,071	$9,097	$8,656

Segment Income

Americas Beverage	$93	$83	$334	$327
North America Food	20	21	127	119
European Beverage	42	46	265	257
European Food	25	10	221	144
Asia Pacific	34	33	142	133
Total reportable segments	214	193	1,089	980
Non-reportable segments	20	18	92	102
Corporate and other unallocated items	(43)	(43)	(177)	(165)
Total segment income	$191	$168	$1,004	$917

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items

The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income attributable to Crown Holdings, as reported	$13	$49	$387	$324
Items:
Hedge ineffectiveness (1)	—	—	1	—
Fair value adjustment to inventory (2)	—	—	19	—
Provision for asbestos (3)	45	32	45	32
Restructuring and other (4)	38	(2)	129	37
Loss from early extinguishment of debt (5)	—	3	34	41
Income taxes (6)	(30)	(16)	(142)	(14)
Net income before the above items	$66	$66	$473	$420

Income per diluted common share as reported	$0.09	$0.36	$2.79	$2.30
Income per diluted common share before the above items	$0.48	$0.48	$3.41	$2.99

Effective tax rate as reported	(2.9)%	2.5%	7.9%	25.7%
Effective tax rate before the above items	24.6%	16.1%	24.6%	23.6%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. GAAP. The Company believes these non-GAAP measures are useful in evaluating the performance of the Company’s ongoing business.

(1)
In the full year of 2014, the Company recorded a charge of $1 million in cost of products sold related to hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices.

(2)	In the full year of 2014, the Company recorded charges of $19 million in cost of products sold for fair value adjustments related to the sale of inventory acquired in its acquisition of Mivisa.

(3)	In the fourth quarters of 2014 and 2013, the Company recorded charges of $45 million and $32 million to increase its reserve for asbestos-related liabilities.

(4)
In the fourth quarter and full year of 2014, the Company recorded restructuring and other charges of $4 million and $42 million for the shutdown of a closures plant, incremental costs incurred due to an ongoing labor dispute in the Company’s Americas Beverage segment and other costs related to previously announced restructuring actions. In the fourth quarter and full year of 2013, the Company recorded charges of $8 million and $49 million for costs related to restructuring actions.

In the fourth quarter and full year of 2014, the Company recorded charges of $34 million and $87 million primarily for asset sales and impairments related to the divestment of certain operations and acquisition transaction costs. In the fourth quarter and full year of 2013, the Company recorded gains on asset sales of $10 million and $12 million.

(5)
In the third quarter of 2014, the Company recorded a charge of $34 million for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding €500 million senior notes due 2018. In the first quarter of 2013, the Company recorded a charge of $38 million in connection with the redemption of its outstanding $400 million senior notes. In the fourth quarter of 2013, the Company recorded a charge of $3 million in connection with the refinancing of its senior secured credit facilities.

(6)
In the fourth quarter of 2014, the Company recorded income tax benefits of $30 million related to the items described above, and to reduce its deferred tax liabilities due to a tax rate reduction in Spain. In the full year of 2014, the Company recorded income tax benefits of $42 million related to the items described above and $100 million in connection with the adjustment in Spain and the reversal of tax valuation allowances in France. In the fourth quarter and full year of 2013, the Company recorded income tax benefits of $9 million and $25 million related to the items described above. In addition, the Company recorded an income tax benefit of $7 million in the fourth quarter of 2013 and net charges of $11 million for the full year due to tax law changes in the U.K. and Greece.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2014	2013
Assets
Current assets
Cash and cash equivalents	$965	$689
Receivables, net	1,031	1,064
Inventories	1,324	1,213
Prepaid expenses and other current assets	304	214
Total current assets	3,624	3,180

Goodwill	2,937	2,040
Property, plant and equipment, net	2,437	2,152
Other non-current assets	721	658
Total	$9,719	$8,030

Liabilities and equity
Current liabilities
Short-term debt	$75	$279
Current maturities of long-term debt	177	94
Accounts payable and accrued liabilities	2,674	2,547
Total current liabilities	2,926	2,920

Long-term debt, excluding current maturities	5,007	3,469
Other non-current liabilities	1,399	1,352

Noncontrolling interests	268	285
Crown Holdings shareholders' equity	119	4
Total equity	387	289
Total	$9,719	$8,030

Note: In accordance with applicable accounting standards, prior year amounts have been revised to account for final purchase accounting adjustments from the acquisition of Superior Multi-Packaging, Ltd. in the fourth quarter of 2012.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Twelve Months Ended December 31,	2014	2013

Cash flows from operating activities
Net income	$475	$428
Depreciation and amortization	190	134
Restructuring and other	129	34
Pension expense	56	75
Pension contributions	(81)	(84)
Stock-based compensation	22	21
Working capital changes and other	121	277
Net cash provided by operating activities (A)	912	885

Cash flows from investing activities
Capital expenditures	(328)	(275)
Acquisition of businesses, net of cash acquired	(733)	(16)
Insurance proceeds	—	8
Proceeds from sale of assets and divestitures	38	39
Other	2	(2)
Net cash used for investing activities	(1,021)	(246)

Cash flows from financing activities
Net change in debt	671	79
Purchase of noncontrolling interests	(93)	(16)
Common stock repurchased	(2)	(300)
Debt issuance costs	(41)	(32)
Dividends paid to noncontrolling interests	(77)	(78)
Other, net	(13)	41
Net cash provided by/ (used for) financing activities	445	(306)

Effect of exchange rate changes on cash and cash equivalents	(60)	6

Net change in cash and cash equivalents	276	339
Cash and cash equivalents at January 1	689	350

Cash and cash equivalents at December 31	$965	$689

(A)
Free cash flow is defined by the Company as net cash provided by/used for operating activities less capital expenditures and certain other items. A reconciliation from net cash provided by/used for operating activities to free cash flow for the three and nine months ended September 30, 2014 and 2013 follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$903	$1,009	$912	$885
Premiums paid to retire debt early	—	—	28	23
Adjusted net cash provided by operating activities	903	1,009	940	908
Capital expenditures	(116)	(94)	(328)	(275)
Insurance proceeds from Thailand flooding	—	—	—	8
Free cash flow	$787	$915	$612	$641